Exhibit 10.1
Discover Financial Services
2023 Omnibus Incentive Plan
2024 Award Certificate for Restricted Stock Units

This Award Certificate describes the terms and conditions under which you are being granted an Award of Restricted Stock Units (“RSUs”) under the Discover Financial Services 2023 Omnibus Incentive Plan (the “Plan”), which constitutes part of your discretionary long-term incentive compensation. This Award Certificate applies only to Awards granted hereunder and other Awards are governed by terms of the applicable Award Certificate.

A copy of the Plan can be found on the E*TRADE website at www.etrade.com, or such other vendor as the Company may choose to administer the Plan. Capitalized terms under this Award Certificate have the meanings ascribed in the Plan unless otherwise stated herein.

The full terms of your Award are set out in this Award Certificate, the Plan and any applicable policy adopted by the Committee or its delegate in respect of the Plan and Awards thereunder that is applicable to this Award. In the event of a conflict between the Plan and this Award Certificate, the terms of the Plan control.

Award Recipient	John Owen
Employee / Participant ID	%%EMPLOYEE_IDENTIFIER%-%
Issuer	Discover Financial Services
Award Type	Restricted Stock Units (RSUs)
Date of the Award	January 31, 2024
Number of Awarded Units	%%TOTAL_SHARES_GRANTED,'999,999,999'%-% RSUs
Vesting	Your RSUs will fully vest on the Date of the Award.
Settlement	Your RSUs will be settled as follows:
Number of Shares
Settlement Date

%%SHARES_PERIOD1,'999,999,999'%-%
%%SETTLE_DATE_PERIOD1,'Month DD, YYYY'%-%

%%SHARES_PERIOD2,'999,999,999'%-%
%%SETTLE_DATE_PERIOD2,'Month DD, YYYY'%-%

%%SHARES_PERIOD3,'999,999,999'%-%
%%SETTLE_DATE_PERIOD3,'Month DD, YYYY'%-%

Your awards will be converted and settled in Shares pursuant to Section 5 of the Plan and Section 1(b) of this Award Certificate.
Restrictive Covenants, Clawbacks, Risk Reviews, and Investigations	Pursuant to Section 5 of this Award Certificate, your Award may be subject to (i) forfeiture, cancellation and/or repayment triggered in the event of your violation of a restrictive covenant, including non-solicitation and non-competition requirements, more fully described in this Award Certificate, (ii) clawback (including in the event of restatement of the Company’s financial performance) in accordance with any clawback or recoupment policy in effect as of the Date of the Award or which the Company may adopt from time to time to comply with applicable law, including any such policy that the Company is required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act or as otherwise required by law and (iii) forfeiture if you are subject to a risk review or forfeiture, cancellation and/or repayment if you are subject to an investigation.

You will earn RSUs included in your RSU Award only if you (1)  are not found to be subject to the forfeiture, cancellation, or clawback provisions set forth in Section 5 below, and (2) satisfy obligations you owe to the Company as set forth in Section 7 below. If the Company deems appropriate and in its sole discretion, the Company may require you to provide a written certification or other evidence, from time to time, to confirm that none of the circumstances described in Section 5 below exist or have occurred, including during a specified period of time prior to the applicable Scheduled Settlement Dates. If you fail to timely provide any required certification or other evidence, the Company may cancel your RSU Award. It is your responsibility to provide the Human Resources Department with your up-to-date contact information.
1.Vesting; Conversion.
(a)Vesting. Your RSUs will fully vest on the Date of the Award.
(b)Conversion.
(1)Except as otherwise provided in this Award Certificate, each of your vested RSUs will convert to one Share on or as soon as administratively practicable following the applicable Scheduled Settlement Date.
(2)Subject to the provisions of the Plan and this Award Certificate, as well as any transfer restrictions imposed by the Company or applicable pursuant to securities laws, Shares to which you are entitled following conversion of RSUs under any provision of this Award Certificate shall be delivered to you (or your beneficiary or estate, as applicable) as soon as administratively practicable after the Scheduled Settlement Date, unless earlier delivery is required pursuant to Section 3 or 4 of this Award Certificate.
(c)Rule of Construction for Timing of Conversion. Whenever this Award Certificate provides for RSUs to convert to Shares on the Scheduled Settlement Date or upon an accelerated or different specified event or date, such conversion will be considered to have been timely made, and neither you nor any of your beneficiaries nor your estate shall have any claim against the Company for damages based on a delay in conversion of your RSUs (or delivery of Shares following conversion), and the Company shall have no liability to you (or to any of your beneficiaries or your estate) in respect of any such delay, as long as conversion is made by December 31 of the year in which occurs the Scheduled Settlement Date or such other specified event or date.
2.Dividend Equivalent Payments.
Until your RSUs convert to Shares, if Discover pays a regular or ordinary cash dividend on its common stock, you will be paid a dividend equivalent for your vested RSUs. No dividend equivalents will be paid to you on any canceled RSUs. Discover, in its discretion, will decide on the form of payment and may pay dividend equivalents in Shares, in cash or in a combination thereof. Discover will pay the dividend equivalents as soon as administratively practicable (and in any event within thirty (30) days) after Discover pays the corresponding dividend on its Stock.
3.Death.
In the event of your death, all RSUs subject to this Award Certificate will convert to Shares and be delivered to your beneficiary or your estate on or as soon as administratively practicable after your date of death.
4.Change in Control.
In the event of a Change in Control, all RSUs will convert to shares of Discover common stock on the date of the Change in Control and be delivered as soon as administratively practicable thereafter.
5.Forfeiture/Cancellation/Clawback of RSU Awards Under Certain Circumstances.
(a)Breach of Restrictive Covenants. RSUs will be canceled prior to the applicable Scheduled Settlement Date under any of the circumstances set forth below. Although you will become the beneficial owner of Shares following conversion of your RSUs, the Company may, upon notice, issue a transfer restriction with respect to your Shares following conversion of your RSUs pending any investigation or other review that impacts the determination as to whether the RSUs are or may be cancellable under the circumstances set forth below. The Shares underlying such RSUs shall be forfeited and recoverable in the event the Company determines that the RSUs were cancellable under the circumstances set forth below. Notwithstanding any provision of this Award Certificate to the contrary and subject to Section 5(f) below, in the event that at any time prior to one year after the termination of your Employment or service with the Company, you (i) engage in Wrongful Solicitation, (ii) breach your obligations to the Company under a confidentiality, intellectual property or other restrictive covenant, or (iii) engage in Competitive Activity, with respect to each such incidence of violation and to the maximum extent permitted by applicable law, you shall be required to:
(1)pay to the Company an amount in cash equal to the value of the Shares that vested and converted on or after, or within one year prior to, your termination of Employment or service, which value shall be determined by the Company, in its sole discretion, and shall include an amount for tax adjustments appropriate to reflect your obligation to repay such amounts due to your breach of the restrictive covenants; or
(2)transfer to the Company the number of Shares that vested and converted on or after, or within one year prior to, your termination of Employment or service, plus an amount calculated by the Company, in its sole discretion, for tax adjustments appropriate to reflect your obligation to transfer such common stock due to your breach of the restrictive covenants.

In the event of multiple incidences of breach of this provision of the Award Certificate (e.g., in the event of violation of the non-solicitation provision following engaging in Competitive Activity), the repayment amount will be additive for each incidence of violation, not to exceed two times the amount calculated under paragraph 8(a)(1) and (2) above. If you engage in Wrongful Solicitation or engage in a Competing Activity, in addition to the remedies described in Section 5(a), the Company may also take such action at equity or in law as it deems appropriate to enforce the provisions of the applicable restrictive covenant, including pursuing injunctive relief.
The Company recommends that before accepting this Award Certificate, you consult with an attorney of your choice regarding the restrictive covenants described herein. You acknowledge that you have been provided at least fourteen (14) calendar days to review the applicable restrictive covenants prior to having to accept the award.
(b)Clawback. The Award and any cash payment or Shares delivered pursuant to the Award are subject to forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy in effect as of the Date of the Award or which the Company may adopt from time to time to comply with applicable law, including without limitation any such policy that the Company is required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) or as otherwise required by law. Subject to any clawback policy adopted by the Company to comply with the Dodd-Frank Act (to the extent you are subject to such policy), in the event and to the extent the Committee reasonably determines that the performance considered by the Committee, and on the basis of which the amount of RSUs were granted or converted to Shares, was based on Discover’s material noncompliance with any financial reporting requirement under the securities laws or Company policy which requires Discover to file a restatement of its financial statements within three years of the Date of the Award, you will be required to comply with paragraphs (1) and (2) (as applicable) below to repay to the Company an amount equal to the number of RSUs which were granted or the Shares converted hereunder less the number of RSUs that would have been granted or the number of Shares that would have been converted had your RSUs been granted or converted based on compliance with any such financial reporting requirement under the securities laws or Company policy (such number of RSUs, the “Clawback RSUs,” to be determined in each case by the Committee in its sole discretion and before satisfaction of tax or other withholding obligations pursuant to Section 6):
(1) You shall forfeit a number of RSUs hereunder equal to the Clawback RSUs. In the event such forfeited RSUs are less than the Clawback RSUs, then you shall comply with the following paragraph 2.
(2) You shall be required to:
(A)    pay to the Company an amount in cash equal to the value of the Shares that vested and converted hereunder, which value shall be determined using a valuation method established by the Company, in its sole discretion, and shall include an amount for tax adjustments appropriate to reflect your obligation to repay such amounts due to the restatement of the Company’s financial statements; or
(B)    transfer to the Company the number of Shares that vested and converted hereunder, plus such amount calculated by the Company, in its sole discretion, for tax adjustments appropriate to reflect your obligation to repay such amounts due to the restatement of the Company’s financial statements.
By accepting the RSUs you hereby agree and acknowledge that you are obligated to cooperate with and provide all assistance necessary to the Company to recover or recoup the RSUs or amounts paid under the Plan that are subject to the clawback pursuant to this Award Certificate, applicable securities laws or listing standards or Company policy, including the Discover Financial Services Compensation Recoupment Policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting and documentation necessary to recover or recoup any RSUs or amounts paid pursuant to RSUs.
(c)Risk Review. For select Covered Employees, as defined and identified by the Company, no RSUs will convert to Shares until the Chief Human Resources & Administrative Officer or receives confirmation from the Chief Risk Officer, or their delegate, that a review has been completed by the Chief Risk Officer, or their delegate, to determine whether you engaged in any willful or reckless violation of the Company’s risk policies. If the Chief Risk Officer, or their delegate, finds any such violation or breach, then the Company or, in the case of Covered Employees subject to Section 16 of the Exchange Act, the Committee, may determine that all or a portion of your RSUs will be forfeited.
(d)Investigations. In the event that the Company has either commenced an investigation of a matter that you oversaw or were involved in or has evidence that may require investigation of a matter that you oversaw or were involved in, in either case concerning a breach of one of the obligations hereunder or a serious violation of Company policy, the Company may freeze your account and effectuate a transfer restriction such that your converted and delivered RSUs and any shares associated therewith may not be sold or transferred until such time as the Company reasonably believes the matter to be resolved. If, following the investigation, the Company determines, in its sole discretion, that you breached one of the obligations hereunder or committed a serious violation of Company policy, the Company may:
(1)forfeit all or a portion of your RSUs;
(2)require that you pay to the Company an amount in cash equal to the value of the Shares that vested and converted hereunder, which value shall be determined by the Company, in its sole discretion, and shall include an amount for tax adjustments appropriate to reflect your obligation to repay such amounts due to the circumstances described in this Section 5(d); or
(3)cancel Shares in your account or require that you transfer to the Company the number of Shares that vested and converted hereunder, plus an amount calculated by the Company, in its sole discretion, for tax adjustments appropriate to reflect your obligation to transfer such common stock due to the circumstances described in this Section 5(d).
(e)Authorization. You authorize the Company to deduct any amount or amounts owed by you pursuant to this Section 5 from any amounts payable by or on behalf of the Company to you, including, without limitation, any amount payable to you as salary, wages, paid time off, bonus, severance, change in control severance or the conversion of any equity-based award. This right of offset shall not be an exclusive remedy and the Company’s election not to exercise this right of offset with respect to any amount payable to you shall not constitute a waiver of this right of offset with respect to any other amount payable to you or any other remedy. You further acknowledge and authorize the Company to take the actions described in this Section 5, including those described in Section 5(d).
(f)Non-Contravention. Nothing in this Award Certificate (including with respect to confidential information, trade secrets, and other obligations) is intended to be or will be construed to prevent, impede or interfere with your right to respond accurately and fully to any question, inquiry or request for information regarding your employment with the Company when required by legal process by a Federal, State or other legal authority, or from initiating communications directly with, or responding to any inquiry from, or providing truthful testimony and information to, any Federal, State, or other regulatory authority in the course of an investigation or proceeding authorized by law and carried out by such agency. You are not required to contact the Company regarding the subject matter of any such communications before you engage in such communications. In addition, nothing in this Award Certificate is intended to restrict your legally protected right to discuss wages, hours or other working conditions with coworkers or in any way limit your rights under the National Labor Relations Act, any whistleblower law, or other applicable law. You acknowledge that that the Company has provided you notice of your immunity rights under the Defend Trade Secrets Act, which states: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose a trade secret, except pursuant to court order.”
6.Tax and Other Withholding Obligations.
Subject to rules and procedures established by Discover, you may be eligible to elect to satisfy the tax or other withholding obligations arising upon conversion of your RSUs or upon any taxable event by paying cash or by having Discover withhold Shares or by tendering Shares, in each case in an amount sufficient to satisfy the tax or other withholding obligations. Shares withheld or tendered will be valued using the Fair Market Value of Stock on the date the Award becomes taxable, using a valuation methodology established by Discover.
7.Satisfaction of Obligations.
Notwithstanding any other provision of this Award Certificate, the Company may, in its sole discretion, take various actions affecting your RSUs in order to collect amounts sufficient to satisfy any obligation that you owe to the Company and any tax or other withholding obligations. The Company’s determination of the amount that you owe the Company shall be conclusive. The Fair Market Value of Stock for purposes of the following provisions shall be determined using a valuation methodology established by Company. The actions that may be taken by Discover pursuant to this Section 7 include, but are not limited to, the following:
(a)Withholding of Shares. Upon conversion of RSUs, including any accelerated conversion pursuant to Sections 3 or 4 above, or, if later, upon delivery of the Shares, the Company may withhold a number of Shares sufficient to satisfy any obligation that you owe to the Company and any tax or other withholding obligations whether national, federal, state or local tax withholding obligations including any social insurance contributions or employment tax obligation. The Company shall determine the number of Shares to be withheld by dividing the dollar value of your obligation to the Company and any tax or other withholding obligations by the Fair Market Value of Stock on the date the Award becomes taxable. To the extent that the Company retains any Shares or reduces the number of RSUs to cover the withholding obligations, it will do so at the applicable minimum statutory rate (or such other rate as will not cause adverse accounting consequences under the accounting rules then in effect, and is permitted by the Company). Should the Company withhold in excess of the actual tax withholding obligation, the Company may apply the excess withholding to another compensation tax liability.
(b)Withholding of Other Compensation. Discover may withhold the payment of dividend equivalents on your RSUs or any other compensation or payments due from Discover to ensure satisfaction of any obligation that you owe the Company or any tax or other withholding obligations or Discover may permit you to satisfy such tax or other withholding obligation by paying such obligation in immediately available funds.
(d)Mobile Employees. You are liable and responsible for all taxes and social insurance contributions owed in connection with the Award, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Award. The Company does not make any representation or undertaking regarding the tax treatment or the treatment of any tax withholding in connection with the grant, vesting or payment of the Award. The Company does not commit and is under no obligation to structure the Award to reduce or eliminate your tax liability. Further, you may be subject to individual income taxation (and possibly social security or other applicable personal or payroll taxes) in each jurisdiction where you have performed services for the Company between the Date of the Award and when the Award vests. Taxes for which you are liable, if applicable, may be withheld and deposited by the Company in each jurisdiction in which you have performed services regardless of your status as a resident or non-resident in one or more of the jurisdictions that have a right to impose taxation. You agree that you will comply with all United States and foreign individual income tax return filing obligations that may be imposed with respect to the Award.
8.Transfer Restrictions and Investment Representation.
(a)Nontransferability of Award. You may not sell, pledge, hypothecate, assign or otherwise transfer your RSUs, other than as provided in Section 9 (which allows you to designate a beneficiary or beneficiaries in the event of your death) or by will or the laws of descent and distribution.
(b)Investment Representation. You hereby covenant that (a) any sale of any share acquired upon the vesting of the Award shall be made either pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws and (b) you shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the Shares and, in connection therewith, shall execute any documents which the Committee shall in its sole discretion deem necessary or advisable.
9.Designation of a Beneficiary.
You may make a revocable designation of beneficiary or beneficiaries to receive all or part of the Shares and any dividend equivalents credited to you pursuant to Section 2 hereof to be paid or delivered under this Award Certificate in the event of your death. Absent a designation on file, distributions pursuant to Section 3 will be made to your estate in accordance with applicable law. To make a beneficiary designation, you must complete and file the online form provided by E*TRADE or such other vendor as the Company may choose to administer the Plan. If you previously filed a designation of beneficiary form for your equity awards with the Human Resources Department, such form will also apply to the RSUs granted pursuant to this RSU Award. You may replace or revoke your beneficiary designation at any time, and the Company will rely on your most recent designation on file for purposes of beneficiary designation.
10.Ownership and Possession.
(a)Generally. Except as specified in Section 2 with respect to dividend equivalents, you will not have any rights as a shareholder with respect to your RSU Awards or the Shares underlying such RSUs prior to the conversion of your RSUs.
(b)Following Conversion. Subject to the terms and conditions of this Award Certificate, following the conversion of your RSUs and the issuance of the Shares underlying such RSUs in your name, you will be the beneficial owner of the Shares issued to you, subject to any tax withholding under Section 7, and you will be entitled to all rights of ownership with respect to such Shares, including voting rights and the right to receive cash or stock dividends or other distributions paid on such Shares.

11.Securities Law Matters.
Shares issued upon conversion of your RSUs may be subject to restrictions on transfer by virtue of the Securities Act of 1933, as amended, and the applicable state securities laws.  Discover may advise the transfer agent to place a stop order against such shares if it determines that such an order is necessary or advisable.  Because Shares will only be maintained in book-entry form, you will not receive a stock certificate representing your interest in such Shares.
12.Compliance with Laws and Regulations.
Any sale, assignment, transfer, pledge, mortgage, encumbrance or other disposition of the Shares issued upon conversion of your RSUs (whether directly or indirectly, whether or not for value, and whether or not voluntary) must be made in compliance with any applicable constitution, rule, regulation, or policy of any of the exchanges or associations or other institutions with which the Company or a Related Employer has membership or other privileges, and any applicable law, or applicable rule or regulation of any governmental agency, self-regulatory organization or state or federal regulatory body.
13.No Entitlements.
(a)No Right to Future Awards. This RSU Award is discretionary and does not confer on you any right or entitlement to receive another award of RSUs, any other equity-based award or any other award at any time in the future or in respect of any future period.
(b)Language. If you have received this Award Certificate or any other document related to the Plan translated into a language other than English and if the translated version is different that the English version, the English version will control.
(c)Award Terms Control. In the event of any conflict between any terms applicable to equity awards in any employment agreement, offer letter or other arrangement that you have entered into with the Company and the terms set forth in this Award Certificate, the latter shall control.
14.Consents.
Your RSU Award is conditioned upon the Company making of all filings and the receipt of all consents or authorizations required to comply with, or required to be obtained under, applicable local law.
In accepting this RSU Award, you consent to the collection, use and transfer, in electronic or other form, of your personal data by and among, as applicable, the Company and any other possible recipients for the purpose of implementing, administering and managing your participation in the Plan, as well as for the purpose of the Company’s compliance with applicable law, including, without limitation, Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act. You understand that the recipients of your personal data may be located in the U.S. or elsewhere, and the recipients’ country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of your personal data, view the personal data, request additional information about the storage of your personal data, require any necessary amendments to your personal data or refuse or withdraw your consent by contacting your local human resources representative, in any case without cost. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan.
15.Electronic Delivery and Consent to Electronic Participation.
The Company may, in its sole discretion, decide to deliver any documents related to the RSU Award and participation in the Plan or future RSU Awards by electronic means. You hereby consent to receive such documents by electronic delivery and to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company, including the acceptance of RSU Awards and the execution of the RSU agreements through electronic signature. Electronic acceptance of this Award Certificate through the E*TRADE website, or such other vendor as the Company may choose to administer the Plan, shall be required and binding on you.  Where electronic acceptance may not be permitted under applicable law, the Company may also request and require your physical signature.  Your acceptance affirms your agreement to all the terms and conditions set forth in this Award Certificate and acceptance of the Award subject thereto. Not providing this acceptance within the timeframe stipulated may result in the Company forfeiting all or a portion of this Award.

16.Award Modification.
The Committee reserves the right to modify or amend unilaterally the terms and conditions of your RSUs, without first asking your consent, or to waive any terms and conditions that operate in favor of Discover. These amendments may include (but are not limited to) changes that the Committee considers necessary or advisable as a result of changes in any, or the adoption of any new, Legal Requirement. The Committee may not modify your RSUs in a manner that would materially impair your rights in your RSUs without your consent; provided, however, that the Committee may, without your consent, amend or modify your RSUs in any manner that the Committee considers necessary or advisable to comply with or reflect the application of any Legal Requirement or to ensure that your RSUs are not subject to United States federal, state or local income tax or any equivalent taxes in territories outside the United States prior to payment. Discover will notify you of any amendment of your RSUs that affects your rights. Any amendment or waiver of a provision of this Award Certificate (other than any amendment or waiver applicable to all recipients generally), which amendment or waiver operates in your favor or confers a benefit on you, must be in writing and signed by the Chief Human Resources & Administrative Officer to be effective.
17.Severability.
In the event that any provision of this Award Certificate shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Award

Certificate, and this Award Certificate shall be construed and enforced as if the illegal or invalid provision had not been included.
18.Successors.
This Award Certificate shall be binding upon and inure to the benefit of any successor or successors of Discover and any person or persons who shall, upon your death, acquire any rights hereunder in accordance with this Award Certificate or the Plan.
19.Governing Law.
This Award Certificate and the related legal relations between you and Discover will be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the RSU Award to the substantive law of another jurisdiction to the maximum extent permitted by applicable law. The Company and you agree that the jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), the Plan or this Award Certificate shall be exclusively in the courts in the State of Illinois, Counties of Cook or Lake, including the federal courts located therein (should federal jurisdiction exist), and the Company and you hereby submit and consent to said jurisdiction and venue to the maximum extent permitted by applicable law.
20.Section 409A.
This Award is intended to be exempt from or comply with Section 409A, and shall be interpreted and construed accordingly, and each payment hereunder shall be considered a separate payment for purposes of Section 409A. To the extent necessary or advisable to comply with Section 409A, with respect to any provision of this Award Certificate that provides for vested RSUs to convert to Shares on or as soon as administratively practicable after a specified event or date, such conversion and settlement will be made by the later of the end of the calendar year in which the specified event or date occurs or the 15th day of the third calendar month following the specified event or date. If any RSUs constitute deferred compensation under Section 409A and are payable subject to your execution and non-revocation of a release and the period to consider the release spans two separate taxable years, then the distribution of the RSUs that are conditioned upon such execution and non-revocation of the release shall be made in the later taxable year.
21.Defined Terms.
For purposes of this Award Certificate, the following terms shall have the meanings set forth below:
(a) “Chief Human Resources & Administrative Officer” means the chief human resources & administrative officer of Discover, any successor chief human resources & administrative officer, or any other individual or committee appointed by the chief executive officer of Discover with the power and authority of the chief human resources & administrative officer.
(b)“Chief Risk Officer” means the chief risk officer of Discover, any successor chief risk officer, or any other individual or committee appointed by the chief executive officer of Discover with the power and authority of the chief risk officer.
(c)“Competitive Activity” means:
(1)becoming, or entering into any arrangement as, an employee, officer, partner, member, proprietor, director, independent contractor, consultant, advisor, representative or agent of, or serving in any similar position or capacity with, a Competitor, where you will be responsible for providing, or managing or supervising others who are providing, services (i) that are similar or substantially related to the services that you provided to the Company, or (ii) that you had direct or indirect managerial or supervisory responsibility for at the Company, or (iii) that call for the application of the same or similar specialized knowledge or skills as those utilized by you in your services for the Company, in each such case, at any time during the year preceding the termination of your employment with the Company; or
(2)either alone or in concert with others, forming, or acquiring a five percent (5%) or greater equity ownership, voting interest or profit participation in, a Competitor.
(d)“Competitor” means any corporation, partnership or other entity that engages in (or that owns a significant interest in any corporation, partnership or other entity that engages in) (1) the business of consumer lending, including, without limitation, credit card issuance or electronic payment services, or (2) any other business in which you have been involved in or had significant knowledge of, which has been conducted by the Company at any time during your employment with the Company. For the avoidance of doubt, a competitor of any entity which results from a corporate transaction involving the Company that constitutes a Change in Control shall be considered a Competitor for purposes of this Award Certificate.
(e) “Covered Employee” means an employee who, as of the Date of the Award, has been identified as a covered employee by Human Resources.
(f)“Date of the Award” means the date set forth in this Award Certificate.
(g)“Employed” and “Employment” refer to employment with the Company and/or Related Employment.
(h)“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance thereunder.

(i)“Legal Requirement” means any law, regulation, ruling, judicial decision, accounting standard, regulatory guidance or other legal requirement (including any foreign legal requirements).
(j)“Related Employment” means your employment with an employer other than the Company (such employer, herein referred to as a “Related Employer”), provided: (1) you undertake such employment at the written request or with the written consent of the Chief Human Resources & Administrative Officer; (2) immediately prior to undertaking such employment you were an employee of the Company or were engaged in Related Employment (as defined herein); and (3) such employment is recognized by the Company in its discretion as Related Employment; provided further that the Company may (i) determine at any time in its sole discretion that employment that was recognized by the Company as Related Employment no longer qualifies as Related Employment, and (ii) condition the designation and benefits of Related Employment on such terms and conditions as the Company may determine in its sole discretion. The designation of employment as Related Employment does not give rise to an employment relationship between you and the Company, or otherwise modify your and the Company’s respective rights and obligations.
(k)“Scheduled Settlement Date” means the Scheduled Settlement Dates set forth in Award Certificate as the context requires.
(l)“Wrongful Solicitation” occurs upon either of the following events:
(1)while Employed, including during any notice period applicable to you in connection with the termination of your Employment, or within one year after the termination of your Employment, directly or indirectly in any capacity (including through any person, corporation, partnership or other business entity of any kind), you hire or solicit, recruit, induce, entice, influence or encourage any Company employee to leave the Company or become hired or engaged by another firm; provided, however, that this clause shall apply only to employees with whom you worked or had professional or business contact, or who worked in or with your business unit, during any notice period applicable to you in connection with the termination of your Employment or during the one year preceding notice of the termination of your Employment; or
(2)while Employed, including during any notice period applicable to you in connection with the termination of your Employment, or within one year after the termination of your Employment, directly or indirectly in any capacity (including through any person, corporation, partnership or other business entity of any kind), you solicit or entice away or in any manner attempt to persuade any client or customer, or prospective client or customer, of the Company (i) to discontinue or diminish his, her or its relationship or prospective relationship with the Company or (ii) to otherwise provide his, her or its business to any person, corporation, partnership or other business entity which engages in any line of business in which the Company is engaged (other than the Company); provided, however, that this clause shall apply only to clients or customers, or prospective clients or customers, that you worked for on an actual or prospective project or assignment during any notice period applicable to you in connection with the termination of your Employment or during the one year preceding notice of the termination of your Employment.

IN WITNESS WHEREOF, Discover has duly executed and delivered this Award Certificate as of the Date of the Award.

DISCOVER FINANCIAL SERVICES

/s/ Gregory C. Case
Gregory C. Case
Chairman of the Compensation and Leadership Development Committee